Exhibit 10.29

AMENDED AND RESTATED

HOLDING COMPANY AGREEMENT

April 25, 2003

among

HUNTSMAN HOLDINGS, LLC

HMP EQUITY HOLDINGS CORPORATION

HUNTSMAN SPECIALTY CHEMICALS CORPORATION

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

i

ii

AMENDED AND RESTATED HOLDING COMPANY AGREEMENT (this “Agreement”) dated as of April 25, 2003, by and among Huntsman Holdings, LLC, a Delaware limited liability company (“Holdco I”), HMP Equity Holdings Corporation, a Delaware corporation (“Holdco II”), Huntsman Specialty Chemicals Corporation, a Delaware corporation (“HSCC”) and Deutsche Bank Trust Company Americas, as administrative agent under the Credit Agreements (defined below) (the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, Huntsman LLC, a Utah limited liability company formerly known as Huntsman Company LLC (“Huntsman”), Administrative Agent and the financial institutions party thereto (the “Lenders”) are party to that certain Amended and Restated Credit Agreement dated as of September 30, 2002 (as the same may be amended, modified, extended, renewed, replaced, restated or supplemented from time to time, the “Term Credit Agreement”) whereby the Lenders agreed to extend credit to Huntsman on the terms and conditions contained therein and on April 25, 2003, the Lenders and Huntsman entered into the First Amendment to the Amended and Restated Credit Agreement;

WHEREAS, Huntsman, Administrative Agent and the various financial institutions party thereto are party to that certain Revolving Credit Agreement dated as of September 30, 2002 (as the same may be amended, modified, extended, renewed, replaced, restated or supplemented from time to time, the “Priority Credit Agreement” and together with the Term Credit Agreement the “Credit Agreements”) whereby the lenders thereunder agreed to extend credit to Huntsman on the terms and conditions contained therein and on April 25, 2003, such lenders and the borrowers under the Priority Credit Agreement entered into the First Amendment to the Priority Credit Agreement;

WHEREAS, Holdco II is a Subsidiary of Holdco I and Huntsman is a Subsidiary of Holdco II, and upon the Group Formation Date, Holdco II will be a Subsidiary of Group, Group will be a subsidiary of Holdco I and Huntsman will remain a Subsidiary of Holdco II and as such each of Holdco I, Group and Holdco II will benefit from the extensions of credit under the Credit Agreements.

WHEREAS, Holdco II is party by assignment to that certain Sale and Purchase Agreement dated as of June 14, 2002 among Imperial Chemical Industries PLC (“ICI Parent”), ICI Americas Inc. (“ICI Americas”), ICI Alta Inc. (“ICI Alta”), ICI Finance PLC (“ICI Finance”, and together with ICI Parent, ICI Americas and ICI Alta, the “ICI Parties”) BNAC, Inc. (“BNAC”) and MatlinPatterson Global Opportunities Partners L.P. (f/k/a CSFB Global Opportunities Partners L.P.) by its investment advisor MatlinPatterson Global Advisers LLC (f/k/a CSFB Global Advisers LLC) (“GOF”) (together with all documents and deliveries related thereto and as the same may be amended, modified, restated or supplemented from time to time, the “ICI Purchase Agreement”) whereby Holdco II has the right to purchase from the ICI Parties all of the issued and outstanding capital stock of ICI Alta (the “Alta Interest”) and has purchased certain 8% Senior Subordinated Reset Discount Notes due 2009 (the “B Notes”) issued by Huntsman International Holdings LLC, a Delaware limited liability company (“HIH”);

WHEREAS, ICI Parent, ICI Alta and HSCC, are parties to the Membership Interest Option Agreement dated as of November 2, 2000, as amended and restated by and executed pursuant to an agreement dated as of December 20, 2001 (the “MIOA”), relating to, among other things, certain obligations of HSCC to purchase from ICI Alta the equity of HIH owned by ICI Alta, all pursuant to the terms and subject to the conditions set forth therein;

WHEREAS, it is a condition to the effectiveness of the First Amendment to the Priority Credit Agreement and the First Amendment to the Revolving Credit Agreement that the parties hereto enter into this Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.                         Definitions.

As used in this Agreement, capitalized terms not otherwise defined herein shall have the meanings provided for such terms in the Credit Agreements.  The following additional terms, as used herein, have the following respective meanings:

“Adjusted B Note Completion Payment” shall have the meaning assigned thereto in the ICI Purchase Agreement.

“B Note Completion Payment” shall have the meaning assigned thereto in the ICI Purchase Agreement.

“B Notes” has the meaning specified in the fourth WHEREAS clause to this Agreement.

“Board of Directors” means, as to any Person, the board of directors, or any authorized committee thereof, of a corporation, or the board of managers, or any authorized committee thereof, of a limited liability company.

“Credit Agreement Change of Control” means a “Change of Control” as defined in the Term Credit Agreement.

“Credit Agreements” has the meaning set forth in the recitals.

“Customary Permitted Liens”  means:

(i)                                     Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and

(B) provision for the payment of all such taxes known to such Person has been made on the books of such Person to the extent required by GAAP; and

(ii)                                  attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings involving individually and in the aggregate liability of $500,000 or less at any one time, provided the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within 60 days or, in the case of any stay of execution or enforcement pending appeal, within such lesser time during which such appeal may be taken.

“Default” has the meaning set forth in Section 5.01.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Final ICI Settlement” means (i) the obligations of HSCC under the MIOA (including the obligation to purchase additional equity interests in HIH and the related pledge of 300 membership units of HIH as collateral) shall have been terminated and (ii) ICI Alta shall have released (or caused to be released) the liens on such 300 membership units of HIH and such released units shall have been pledged to the Collateral Agent in accordance with the respective provisions of the Credit Agreements, such that all of the HIH membership units owned by HSCC shall have been pledged to the Lenders as Collateral.

“Group” means Huntsman Group Inc., the Capital Stock of which will be entirely owned by Holdco I.

“Group Formation Date” means the date on which Group acquires the Capital Stock of Holdco II.

“HCF Conversion” means a conversion or exchange by the Huntsman Cancer Foundation of preferred equity of Huntsman or Holdco II into a portion of the Preferred Interest of Holdco I.

“HIH” means Huntsman International Holdings, LLC, a Delaware limited liability company.

“HIH Credit Agreement” means that certain Credit Agreement dated as of June 30, 1999 among HIH, Huntsman International LLC, Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company) and the financial institutions party thereto as lenders, as the same may be amended, restated or otherwise modified from time to time in accordance with its terms.

“HIH Minority Interest” means equity interests of HIH not owned by HSCC.

“Holdco Parties” means Holdco I and Holdco II (and, as of the Group Formation Date, Group) and each Permitted Holdco Subsidiary, as the case may be.

“Huntsman Interest” means the Capital Stock of Huntsman owned by Holdco II as of the date hereof.

“ICI Parties” means any of ICI Alta, ICI Americas, ICI Finance and ICI Parent.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person (other than in the nature of trade accounts payable) under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, and (h) the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be accounted for as capital leases on a balance sheet of such Person under GAAP; provided, however, for purposes of this Agreement, any obligations of a Holdco Party under the ICI Purchase Agreement will not be considered Indebtedness.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, guaranty, charge, security interest, restriction, option, right of first refusal, right of first offer, tag-along right, drag-along right, any adverse claim of any kind, or other encumbrance of any nature (whether or not relating to the extension of credit or borrowing of money) in respect of such property or asset, including under any conditional sale agreement or other title retention agreement relating to such property or asset, and any financing lease having substantially the same economic effect as any of the foregoing in respect of such property or asset.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or operations of the Holdco Parties taken as a whole, (b) the ability of any Holdco Party to perform its respective obligations under this Agreement, or (c) the validity or enforceability of this Agreement or the rights or remedies of Administrative Agent and the Lenders hereunder.

“Mezzanine Financing” means a debt offering or issuance of Capital Stock at Holdco I, Group or Holdco II consisting of the incurrence or issuance of Indebtedness or the issuance of Capital Stock.

“Non-Recourse Indebtedness” means Indebtedness of a Permitted Holdco Subsidiary which (i) has no direct or indirect recourse whatsoever to any of the assets, properties or business of Holdco I, Group, Holdco II, Huntsman or any Subsidiary of Huntsman (other than indirect recourse resulting from the B Notes, Huntsman Interest or HIH Minority Interests); and (ii) does not constitute the primary obligation with respect to any Guarantee Obligation of Holdco I, Group, Holdco II, Huntsman or any Subsidiary of Huntsman.

“Permitted Bonds” means Senior Subordinated Notes and Polymers Senior Notes permitted to remain outstanding pursuant to Section 8.2(c) or (d) of the Term Loan Agreement.

“Permitted Holdco Subsidiaries” means any direct Subsidiary of Holdco II (other than Huntsman or Vantico Holdco) or Group (other than Vantico Holdco or Holdco II) or a direct Subsidiary of a Permitted Holdco Subsidiary or, on or after the date on which the Final ICI Settlement has occurred, any direct Subsidiary of Holdco I (other than Group), the Organizational Documents of which are in a form satisfactory to the Administrative Agent and which executes a counterpart to this Agreement in form and substance satisfactory to the Administrative Agent and under which such Subsidiary acknowledges and agrees to be bound for so long as it is an Affiliate of a Holdco Party by the provisions of this Agreement.

“Permitted Margaux Guarantees” means unsecured guarantees in form and substance satisfactory to the Administrative Agent by Holdco I, Group or Holdco II issued in respect of an Investment made solely for the purpose of conducting an Asian polyurethane chemicals business which Investment is detailed on Annex A hereto.

“Permitted Tax Distribution” means cash distributions from time to time to provide the respective Holdco I equity holders with the funds necessary to make cash payments (including estimated tax payment requirements for each taxable year) to taxing authorities resulting from “HCH LLC Allocated Taxable Income” (as defined below).  Such distributions shall be limited to the amount of “HCH LLC Allocated Taxable Income” allocated by Holdco I to each of its equity holders multiplied by the “Effective Tax Rate” for each equity holder.  The “Effective Tax Rate” for each equity holder will be the sum of (i) the blended, marginal tax rate for all states and local taxing jurisdictions taxing Holdco I’s “Allocated Taxable Income,” and (ii) the applicable marginal federal tax rate, in each determined after giving effect to the deduction of (or credit for) taxes paid to another jurisdiction as applicable.  “HCH LLC Allocated Taxable Income” shall mean for each equity holder (i) the federal taxable income and gain allocated to the equity holder of the applicable period, reduced (but not below zero) by (ii) the excess (if any) of the cumulative federal income tax losses of Holdco I over the cumulative federal taxable income and gains of Holdco I allocated to such equity holder for all prior periods.

“Preferred Interest” means the Preferred Interest of Holdco I as defined in the Limited Liability Company Agreement of Holdco I.

“Term Credit Agreement” has the meaning set forth in the recitals.

“Vantico Holdco” means that certain entity to be formed or incorporated for the purpose of holding directly or indirectly Capital Stock of Vantico Group S.A.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF HOLDCO PARTIES

Each Holdco Party represents and warrants to the Administrative Agent and the Lenders, as of the date hereof, that:

Section 2.01.                         Existence and Power.

It is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and it has all requisite corporate or other power and all licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 2.02.                         Authorization.

The execution, delivery and performance by such Holdco Party of this Agreement and the other agreements and instruments referred to in this Agreement to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby are within its corporate or other powers and have been duly authorized by all necessary corporate or other action on the part of such Holdco Party.  Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes a valid and binding agreement of such Holdco Party and the other agreements and instruments referred to in this Agreement to which it will be a party will constitute valid and binding agreements of such Holdco Party.  This Agreement is enforceable against such Holdco Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.03.                         Governmental Authorization.

The execution, delivery and performance by such Holdco Party of this Agreement and the other agreements and instruments referred to in this Agreement to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority.

Section 2.04.                         Noncontravention.

The execution, delivery and performance by such Holdco Party of this Agreement and the other agreements and instruments referred to in this Agreement to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not violate its constitutional or organizational documents; do not violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such matters which would not, individually or in the aggregate, reasonably be expected to materially adversely affect or materially impair in any respect the ability of such Holdco Party to perform its obligations under this Agreement; and do not require any consent or other action by any Person, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or material obligation of such Holdco Party or to a loss of any benefit to which such Holdco Party is entitled under any provision of any agreement or other instrument binding upon such Holdco Party.

Section 2.05.                         Status.

Except for the transactions contemplated hereby, Holdco II does not conduct, nor has it ever conducted, any business or activities other than transactions and activities incidental to completing the transactions contemplated by the Loan Documents.  Holdco II does not currently have nor has it ever had: (i) any right, title or interest to or in any tangible or intangible assets or property other than its ownership of the Huntsman Interest, its rights under the ICI Purchase Agreement, the GOF Restructuring Agreement and those interests described in Section 5.1(c)(ii) of the Term Credit Agreement or (ii) employees or employee benefit plans.

Section 2.06.                         Capitalization.

Holdco I is the sole record and beneficial owner of all of the outstanding equity of  Holdco II.  Holdco II is the sole record and beneficial owner of the Huntsman Interest.

ARTICLE 3

AFFIRMATIVE COVENANTS OF THE HOLDCO PARTIES

The Holdco Parties covenant and agree with the Administrative Agent and HSCC (as pertains to HSCC, solely with respect to the covenants contained in Sections 3.05 and 3.06) that:

Section 3.01.                         Existence.

Each of Holdco I, Group and Holdco II will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

Section 3.02.                         Good Standing.

Each of Holdco I, Group and Holdco II will remain in good standing under the laws of the state of its incorporation or formation.

Section 3.03.                         Notices.

Promptly (and in any event within three Business Days in the case of (a) below) after a Responsible Officer of a Holdco Party obtains knowledge thereof, such Person shall give notice to Administrative Agent of:

(a)                                  Defaults.  The occurrence of any Default under this Agreement, accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action such Holdco Party, proposes to take with respect thereto.

(b)                                 Litigation and Related Matters.  The commencement of, or any material development in, any action, suit, proceeding or investigation affecting Holdco I,  Group, Holdco II or any Permitted Holdco Subsidiary before any arbitrator or Governmental Authority, (i) in which the amount of any claim, damage, penalty or fine asserted against any such Person that such Person reasonably determines is not covered by insurance is $500,000 or more, (ii) with respect to any Loan Document or any material Indebtedness or preferred stock of Holdco I, Group or Holdco II or any Permitted Holdco Subsidiary or (iii) which, if determined adversely to Holdco I, Group or Holdco II or any Permitted Holdco Subsidiary, could reasonably be expected to have a Material Adverse Effect.

(c)                                  Notices and Other Reports.  Notwithstanding the foregoing, to the extent not otherwise required to be delivered hereunder, the Holdco Parties shall and shall cause any Permitted Holdco Subsidiary to promptly provide to Administrative Agent a copy of all material notices required to be delivered by the Holdco Parties or any of their affiliates under the ICI Purchase Agreement or the MIOA and of any material notice or communication it receives from any ICI Party in respect of or pursuant to the ICI Purchase Agreement.

Section 3.04.                         Inspection of Property, Books and Records.

Each Holdco Party shall keep, or cause to be kept, and cause each Permitted Holdco Subsidiary to keep or cause to be kept, adequate records and books of account, in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with sound accounting principles consistently applied and will permit, and cause each Permitted Holdco Subsidiary to permit, Administrative Agent or its respective representatives, at any reasonable time, and from time to time at the reasonable request of Administrative Agent made to such Person and upon reasonable notice, subject to any applicable confidentiality agreements, to visit and inspect its and their respective properties, to examine and make copies of and take abstracts from its and their respective records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their respective principal officers, directors and independent public accountants, provided that such Person may attend any such meetings (and by this provision each such Person authorizes such accountants to discuss with the Administrative Agent and such representatives the affairs, finances and accounts of such Person and such Permitted Holdco Subsidiaries).

Section 3.05.                         MIOA.

Upon the earlier to occur of the consummation of the transactions contemplated by the ICI Purchase Agreement consisting of (A) the payment by the Holdco Parties of the Alta Interest Purchase Price or (B) the direct or indirect purchase by any Holdco Party of the HIH Minority Interest from any ICI Party, the Holdco Parties shall and shall cause any Permitted Holdco Subsidiary, as the case may be, to (i) cause the MIOA to be terminated and cancelled in all respects, including, without limitation, with respect to the obligation of HSCC to purchase any portion of the HIH Minority Interest from ICI Alta and to release any and all obligations of any kind, contingent or otherwise, which may be owing from HSCC to ICI Alta or any Affiliate of ICI Alta; and (ii) release any equity of HIH pledged by HSCC to ICI Alta and return any limited liability company certificates of HIH representing such equity to HSCC.

Section 3.06.                         HIH Minority Interests.

To the extent any Holdco Party owns or controls HIH Minority Interests which were purchased from any ICI Party or any other third party, whether in foreclosure or otherwise, and which were previously, at any time, owned by HSCC, then such Holdco Party shall, as soon as possible, contribute (or cause to be contributed) such HIH Minority Interests to Huntsman and such HIH Minority Interests shall be pledged to the Lenders in the manner contemplated by the Credit Agreements.  Notwithstanding anything else in this Agreement or the Credit Agreements to the contrary, to the extent any Holdco Party or Affiliate of any Holdco Party purchases, acquires or otherwise receives any such HIH Minority Interests from any ICI Party and does not cause the events contemplated by Sections 3.05 and 3.06 of this Agreement to occur, such failure to so act shall be a breach of this Agreement and shall cause an immediate Event of Default under the Credit Agreements.

Section 3.07.                         Application of Certain Proceeds.

To the extent any Holdco Party receives net cash proceeds after the date of this Agreement and prior to the date of the Final ICI Settlement which are not required to be applied as a mandatory prepayment of the Loans under the Credit Agreements from any issuance of Indebtedness or Capital Stock or from any sale, transfer, assignment or other disposition of any assets, the Holdco Parties agree to apply such proceeds to the obligations of the Holdco Parties under the ICI Purchase Agreement consisting of the B Note Completion Payment or Adjusted B Note Completion Payment and any other related mandatory monetary obligations of the Holdco Parties under the ICI Purchase Agreement and, to the extent that there are any proceeds in excess of the amounts necessary to satisfy the B Note Completion Payment or Adjusted B Note Completion Payment, as applicable, and any such other mandatory monetary obligations, such proceeds shall be retained by the applicable Holdco Party in a Deutsche Bank deposit account and used only (i) to make all or a portion of the “Alta Interest Partial Payment” or the “Alta Interest Purchase Price” pursuant to the ICI Agreement; (ii) to otherwise acquire from the ICI Parties all or a portion of the Capital Stock of HIH held by ICI Alta so long as after such acquisition, the Holdco Parties are in compliance with Sections 3.05 and 3.06; (iii) as a payment to the ICI Parties in exchange for fair value solely in connection with a valid and binding settlement entered into by the Holdco Parties, HSCC and the ICI Parties with respect to all or any portion of the obligations of HSCC to any of the ICI Parties under the MIOA; (iv) to repay or refinance any Non-Recourse Indebtedness or Mezzanine Financing which constitutes Indebtedness, so long as the net proceeds of any such refinancing Indebtedness does not exceed the principal amount of the Indebtedness refinanced thereby on such date; or (v) as a contribution to the equity of Huntsman (either directly in the case of Holdco II or through a distribution to Holdco II and subsequent contribution to Huntsman in the case of any Permitted Holdco Subsidiary) for further application in the manner required by the Credit Agreements; provided, further, any amounts of such proceeds that have not been applied in the manner specified in clauses (i), (ii), (iii) or (iv) above on or before December 31, 2003 (including any such proceeds received by a Holdco Party after December 31, 2003) shall be applied on such date in the manner specified in clause (v) above.  On the Final ICI Settlement date: (i) any amounts which are retained by a Permitted Holdco Subsidiary in a Deutsche Bank deposit account shall be disbursed to such Permitted Holdco Subsidiary and may be used for any purposes not prohibited under this Agreement and (ii) any amounts which are retained by Holdco I or Holdco II in a Deutsche Bank deposit account which constitute “Reinvestment Mezzanine Proceeds” (as defined under the Term Credit Agreement) shall be disbursed to such party and shall be used as permitted under the definition of “Reinvestment Mezzanine Proceeds”.

Section 3.08.                         Group Formation Date.

Except as permitted by Section 4.05(a), at all times on and after the Group Formation Date, (a) Holdco I will be the sole record and beneficial owner of all of the outstanding equity of Group; (b) Group will be the sole record and beneficial owner of all of the outstanding equity of Holdco II; and (c) Holdco II will be the sole record and beneficial owner of the Huntsman Interest.  Holdco I shall cause Group to execute a counterpart to this Agreement substantially in the form of Exhibit A hereto under which Group will acknowledge and agree to be bound by the provisions of this Agreement.

Section 3.09.                         Further Assurances.

Each of the Holdco Parties agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other agreements and instruments referred to in this Agreement.

ARTICLE 4

NEGATIVE COVENANTS OF THE HOLDCO PARTIES

Each Holdco Party agrees as to itself that, so long as any Loan or Revolving Commitment remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent under the Credit Agreements:

Section 4.01.                         Liens.

Such Holdco Party shall not, nor shall it permit any Permitted Holdco Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist or agree to create, incur or assume any Lien in, upon or with respect to any of its properties or assets (including, without limitation, any securities or debt instruments of any Permitted Holdco Subsidiary), whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income to secure any obligation; except for the following Liens (herein referred to as “Permitted Liens”):

(a)                                  Liens securing Mezzanine Financing obligations;

(b)                                 Liens on the assets of Permitted Holdco Subsidiaries securing Non Recourse Indebtedness permitted by Section 4.02(c);

(c)                                  Liens existing on or after the date of the Final ICI Settlement on the assets and properties of Permitted Holdco Subsidiaries;

(d)                                 Liens on the B Notes required by the ICI Purchase Agreement securing the B Note Completion Payment and Adjusted B Note Completion Payment;

(e)                                  Customary Permitted Liens; and

(f)                                    Liens imposed by such party’s Organizational Documents other than Liens securing obligations of any kind.

Section 4.02.                         Indebtedness.

Such Holdco Party shall not, nor shall it permit any Permitted Holdco Subsidiary to, directly or indirectly, incur, create, assume directly or indirectly, or suffer to exist any Indebtedness (including without limitation any Guarantee Obligation in respect of Indebtedness of Permitted Holdco Subsidiaries) except for:

(a)                                  Indebtedness of Holdco I or Holdco II consisting of Mezzanine Financing, or, in the case of Holdco I or Group, guarantees of the obligations of Holdco II in respect thereof, provided that the net cash proceeds of such indebtedness not constituting Permitted Mezzanine Proceeds are applied as a contribution to the capital of Huntsman for further application as may be required by the Credit Agreements;

(b)                                 Indebtedness of ICI Alta consisting of guarantees of the Mezzanine Financing;

(c)                                  Indebtedness of Holdco I, Group or Holdco II pursuant to the Permitted Margaux Guarantee;

(d)                                 Non-Recourse Indebtedness of a Permitted Holdco Subsidiary incurred prior to the date of the Final ICI Settlement provided that the net cash proceeds of such Indebtedness are used as provided in Section 3.07; and

(e)                                  Non-Recourse Indebtedness of a Permitted Holdco Subsidiary incurred on or after the date of the Final ICI Settlement.

Section 4.03.                         Fundamental Changes.

Neither Holdco I, Group nor Holdco II shall directly or indirectly enter into any merger, consolidation or amalgamation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution).  No Permitted Holdco Subsidiary shall liquidate, wind-up or dissolve itself if the effect of any such liquidation, winding-up or dissolution would cause a breach by any Person of any term or condition of this Agreement.

Section 4.04.                         Dividends or Other Distributions.

Such Holdco Party shall not, nor shall it permit any Permitted Holdco Subsidiary to, directly or indirectly, either:  (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock to the direct or indirect holders of its Capital Stock in respect of such Capital Stock, (ii) purchase, redeem or otherwise acquire or retire for value any of its Capital Stock, (iii) make a loan to any direct or indirect holder of its Capital Stock, or (iv) pay any Management Fees (any such dividend, distribution, purchase, redemption, repurchase, other acquisition, retirement or loan or payment being hereinafter referred to as a “Restricted Payment”); provided, however, that so long as no Default or Event of Default, in each case as defined in the Credit Agreements, would occur as a result thereof:

(a)                                  Holdco I, Group or Holdco II may declare or pay any dividend or make any distribution or retire for value its Capital Stock to the extent the consideration is payable solely in its Capital Stock or in options, warrants or other rights to purchase its Capital Stock,

(b)                                 Holdco I may make Restricted Payments consisting of Permitted Tax Distributions,

(c)                                  a Permitted Holdco Subsidiary may make Restricted Payments of the types set forth in clauses (i), (ii) or (iv) of the definition thereof to a Permitted Holdco Subsidiary or Holdco II;

(d)                                 on or after the date of the Final ICI Settlement, any Holdco Party may make Restricted Payments other than Restricted Payments consisting of the Huntsman Interest or any Capital Stock of Holdco II or Group; and

(e)                                  Subject to Section 3.07, (i) prior to the Group Formation Date, Holdco II may pay a cash dividend to Holdco I in an amount not in excess of the Permitted Tax Distributions made at such time by Holdco I, and (ii) after the Group Formation Date, Holdco II may pay a cash dividend to Group, and Group may pay a cash dividend to Holdco I, each in an amount not in excess of the Permitted Tax Distributions made at such time by Holdco I.

Section 4.05.                         Issuance of Stock.

Such Holdco Party will not, nor will it permit any Permitted Holdco Subsidiary to, directly or indirectly, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock, provided that so long as no Default or Event of Default, in each case as defined in the Credit Agreements, would occur as a result thereof:

(a)                                  Holdco I and Holdco II may issue Capital Stock in connection with a Mezzanine Financing so long as the net cash proceeds of any such issuance to the extent not constituting Permitted Mezzanine Proceeds are applied as a contribution to the capital of Huntsman for further application as may be required by the Credit Agreements;

(b)                                 Holdco I, Group and Holdco II may issue Capital Stock to its officers and directors and the officers and directors of their subsidiaries in connection with a management incentive plan;

(c)                                  a Permitted Holdco Subsidiary may issue Capital Stock of such Permitted Holdco Subsidiary, so long as (i) the proceeds of such issuance of Capital Stock obtained prior to the date of the Final ICI Settlement are used as specified in Section 3.07; (ii) prior to the date of the Final ICI Settlement, such Permitted Holdco Subsidiary remains a Permitted Holdco Subsidiary after giving effect to such issuance and (iii) the Capital Stock is not convertible into or exchangeable for debt or Capital Stock of Holdco I, Group or Holdco II (other than Capital Stock which is convertible in connection with or after the date of the Final ICI Settlement); and

(d)                                 Holdco I, Group and Holdco II may issue its Capital Stock solely in exchange for its Capital Stock.

Section 4.06.                         Disposition of Assets.

Such Holdco Party will not, nor will it permit any Permitted Holdco Subsidiary to, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any of its assets to any Person, except that:

(a)                                  prior to the date of the Final ICI Settlement, Holdco II may transfer, sell or otherwise dispose of the B Notes for fair market value to a third party (other than a Holdco Party or any Affiliate of a Holdco Party) (and if to a party other than an ICI Party, for cash) provided that the proceeds of any such transfer, sale or other disposition are used as specified in Section 3.07;

(b)                                 prior to the date of the Final ICI Settlement, a Permitted Holdco Subsidiary or Holdco II may transfer, sell or otherwise dispose of cash or Cash Equivalents or of the B Notes to any Permitted Holdco Subsidiary in connection with a transaction in which the B Note Completion Payment and Adjusted B Note Completion Payment obligations, as the case may be, and all other mandatory monetary obligations of the Holdco Parties related thereto are satisfied in full; provided, that any additional proceeds of any such transaction are used as specified in Section 3.07;

(c)                                  any time following the date of the Final ICI Settlement or in connection with the Final ICI Settlement, any Holdco Party may transfer or otherwise dispose of any of its assets; provided, however, that at no time shall Holdco II transfer the Huntsman Interest, nor Group transfer any Capital Stock of Holdco II, nor Holdco I transfer any Capital Stock of Group;

(d)                                 any Holdco Party may make transfers or other dispositions of assets to Huntsman and its Restricted Subsidiaries and HIH and its “Restricted Subsidiaries” as defined in the HIH Loan Agreement;

(e)                                  any Holdco Party may make transfers or other dispositions of assets to the extent permitted by Section 4.07 hereof; and

(f)                                    any Holdco Party may permit to exist Liens upon its assets which are permitted by Section 4.01.

Section 4.07.                         Loans and Investments.

Such Holdco Party shall not, nor shall it permit any Permitted Holdco Subsidiary to, directly or indirectly, make any or own any Investments except:

(a)                                  Investments of Holdco I in Group, and prior to the Group Formation Date, Investments of Holdco I in Holdco II;

(b)                                 Investments of Group in Holdco II;

(c)                                  Investments of Holdco II in Huntsman;

(d)                                 Investments of any Holdco Party made on or after the date of the Final ICI Settlement in Permitted Holdco Subsidiaries;

(e)                                  Investments by Holdco II in a Permitted Holdco Subsidiary consisting of cash or Cash Equivalents or a transfer or sale of the B Notes to the extent and in the manner permitted by Section 4.06(b) and in the event that on or after the Final ICI Settlement, any Permitted Holdco Subsidiary ceases to be a Permitted Holdco Subsidiary as a result of a transaction permitted by Sections 4.05(d) or 4.06(c), the Investment by Holdco II in such Person existing on the date such Person ceased to be a Permitted Holdco Subsidiary;

(f)                                    Investments by a Holdco Party consisting directly or indirectly of the HIH Minority Interests, the B Notes and the equity of ICI Alta Inc.;

(g)                                 Investments by Permitted Holdco Subsidiaries made on or after the date of the Final ICI Settlement in Huntsman or HIH or any “Restricted Subsidiary” of either (defined in the Credit Agreement or HIH Credit Agreement, respectively), or in HSCC or HSCHC;

(h)                                 Investments of any Holdco Party consisting of cash or Cash Equivalents; and

(i)                                     Investments by a Holdco Party in Vantico Group S.A. or any holding company thereof; provided that no such Investment shall consist of Cash or Cash Equivalents.

Section 4.08.                         Conduct of Business.

Such Holdco Party shall not, nor shall it permit any Permitted Holdco Subsidiary to, own any real or personal property or conduct any business or activities other than (a) holding the Investments permitted for such Holdco Party hereunder; (b) entering into the transactions (and performing the related obligations) expressly permitted by this Agreement; (c) establishing and maintaining management incentive programs; (d) in the case of Holdco II and Group, entering into a tax sharing agreement with Huntsman and Vantico in form and substance satisfactory to the Administrative Agent; and (e) conducting administrative activities incidental to the transactions expressly permitted by this Agreement including, in the case of Holdco II, performing its obligations under the Limited Liability Company Agreement of Huntsman and of Vantico Holdco, and in the case of Group, performing its obligations under the Limited Liability Company Agreement of Vantico Holdco and as sole shareholder of Holdco II, provided, however, that it is acknowledged that Holdco I operates pursuant to a Limited Liability Company Agreement by and among its members and that, under certain circumstances, Holdco I shall direct Holdco II to take certain actions with respect to Huntsman and/or its Subsidiaries and Capital Stock so long as such directions and related actions under the LLC Agreement shall be permitted to the extent they do not contravene the terms of this Agreement.  No Holdco Party shall have any employees or any Plan.

Section 4.09.                         Amendments to Organizational and Other Documents.

Such Holdco Party shall not, nor shall it permit any Permitted Holdco Subsidiary to, directly or indirectly, amend, modify or waive, or permit any amendment, modification or waiver to its Organizational Documents if such amendment, modification or waiver could reasonably be expected to adversely affect the interests of the Collateral Agent, Administrative Agent or the Lenders.  Such Holdco Party shall not, nor shall it permit any Permitted Holdco Subsidiary to, amend, modify or waive or cause to be amended, modified or waived any provision of the ICI Purchase Agreement unless such amendment, modification or waiver is approved by the Administrative Agent and, if adverse to the interests of the Lenders (as determined by the Administrative Agent in its sole reasonable discretion after reasonable advance notice of such proposed change), by the Required Lenders.

ARTICLE 5

DEFAULTS

Section 5.01.                         Defaults.

Any of the following events, acts, occurrences or states of facts shall constitute a “Default” for purposes of this Agreement:

(a)                                  Representations.  Any representation or warranty made or deemed to be made by any Holdco Party herein or in any document, instrument or certificate delivered by a Holdco Party pursuant hereto shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made; or

(b)                                 Covenants.  Any Holdco Party shall (i) default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Article IV hereof or Sections 3.05, 3.06 or 3.07 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of thirty (30) days after written notice to the applicable Holdco Party by the Administrative Agent.

ARTICLE 6

MISCELLANEOUS

Section 6.01.                         Notices.

All notices or other communications which are required or permitted under this Agreement shall be in writing and shall be delivered by hand or by an internationally-recognized overnight courier (with confirmation) or sent by telecopy (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Holdco Parties, to:

c/o Huntsman Company LLC
500 Huntsman Way
Salt Lake City, Utah
Attention: Sam Scruggs

c/o MatlinPatterson Global
520 Madison Avenue
New York, New York 10022
Attention: Christopher Pechock

if to Administrative Agent, to:

Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005
Attention:	John Anos and
Frank Fazio

All such notices or communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by an internationally-recognized overnight courier, on the next Business Day after the date of dispatch, and (c) in the case of transmission by telecopy, upon confirmed receipt.

Section 6.02.                         Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Holdco Party and the Administrative Agent (with the written consent of the Required Lenders under the Term Credit Agreement and the Required Lenders under the Priority Credit Agreement) or in the case of a waiver, by the party or parties against whom the waiver is to be effective.

(b)                                 No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 6.03.                         Expenses.

Except as otherwise expressly provided for in this Agreement, all costs and expenses incurred in connection with the preparation and performance of this Agreement shall be paid by the party incurring such cost or expense.

Section 6.04.                         Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other party hereto, which consent shall not be unreasonably withheld.

Section 6.05.                         Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such State.

Section 6.06.                         Jurisdiction.

The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the State of New York, and any appellate court with jurisdiction to review decisions of any such court, in any action or proceeding brought by any of the parties hereto arising out of or relating to this Agreement, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court.

Section 6.07.                         WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.08.                         Counterparts; No Third Party Beneficiaries.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto (and the Lenders under the Credit Agreements) any rights or remedies under this Agreement.

Section 6.09.                         Severability.

In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

Section 6.10.                         Entire Agreement.

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement  Time is of the essence in this Agreement.  This Agreement is a Loan Document and will be governed and construed accordingly.

Section 6.11.                         Captions.

The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 6.12.                         Nature of Obligations.

The liability of each Holdco Party under this Agreement shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated, modified or otherwise affected by any circumstance or occurrence whatsoever, including without limitation any of the following (whether or not such Holdco Party consents thereto or has notice thereof):  (i) any change in or waiver of the time, place or manner of payment, or any other term, of any of the Obligations or Loan Documents, any waiver of or any renewal, extension, increase, amendments or modification of or addition, consent or supplement to or deletion from, or any other action or inaction under or in respect of, any of the Obligations or Loan Documents or any other document, instrument or agreement referred to therein or any assignment or transfer of any of the Obligations or Loan Documents; (ii) any lack of validity, legality or enforceability of any of the Obligations or Loan Documents or any other document, instrument, or agreement referred to therein or of any assignment or transfer of any of the foregoing; (iii) any furnishing of any additional collateral for any of the Obligations or any sale, exchange, release or surrender of or realization on, any collateral for any of the Obligations; (iv) any settlement, release or compromise of any of the Obligations or Loan Documents, any collateral therefor, or any liability of any other party (including without limitation by any guarantor) with respect to any other of the Obligations or Loan Documents, or any subordination of payment of any of the Obligations to the payment of any other indebtedness, liability or obligations of Huntsman or any other Credit Party; (v) any bankruptcy, insolvency, reorganization, composition, adjustment, merger, consolidation, dissolution, liquidation or other like proceeding or occurrence relating to Huntsman or any other Credit Party or any other change in the ownership, composition or nature of Huntsman or any other Credit Party or any Holdco Party, (vi) any non-perfection, subordination, release, avoidability or voidability of any security interest, security title, pledge, collateral assignment or other lien of Administrative Agent or Collateral Agent on any collateral for any of the Obligations; (vii) any application of sums paid by Huntsman or any other Credit Party or any other Person with respect to any of the Obligations; (viii) the failure of Administrative Agent or Collateral Agent or any Lender to assert any claim or demand or to enforce any right or remedy against Huntsman or any other Credit Party or any other Person (including any guarantor of any of the Obligations or any Holdco Party hereunder) under the provision of any of the Loan Documents or otherwise, or any failure of Administrative Agent, Collateral Agent or any Lender to exercise any right or remedy against any other guarantor of or any collateral for any of the Obligations; (ix) any other act or failure to act by Administrative Agent, Collateral Agent or any Lender which may adversely affect any Holdco Party not constituting a breach of this Agreement or the Credit Agreement; or (x) any other circumstance affecting Huntsman or any other Credit Party, the Obligations or any other Loan Documents which might, in the absence of this provision, otherwise constitute a defense against or a legal or equitable discharge of, any Holdco Party’s liability under this Agreement.

Section 6.13.                         Performance.

Each Holdco Party agrees and acknowledges that the Administrative Agent and the Lenders may be irreparably injured by a breach of this Agreement by any Holdco Party or their representatives and that the Administrative Agent and the Lenders shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by any Holdco Party, but shall be in addition to all other remedies available at law or in equity.

Section 6.14.                         Survival.

All covenants, agreements, representations and warranties of the parties hereto contained in this Agreement shall continue in full force and effect after the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HUNTSMAN HOLDINGS, LLC

By:	/s/ Sam Scruggs
Name:
Title:

HMP EQUITY HOLDINGS CORPORATION

By:	/s/ Sam Scruggs
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent under the Term Credit Agreement

By:	/s/ Marco Orlando
	Name:	Marco Orlando
	Title:	Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent under the Priority Credit Agreement

By:	/s/ Marco Orlando
	Name:	Marco Orlando
	Title:	Director

HUNTSMAN SPECIALTY CHEMICALS CORPORATION (solely with respect to the matters set forth in Sections 3.06 and 3.07 of the Agreement)

By:	/s/ Sam Scruggs
Name:
Title:

ANNEX A

DESCRIPTION OF PROJECT MARGAUX INVESTMENT

Those certain manufacturing facilities to located in Caojing, China related to the production of aniline, nitrobenzene, MDI and select derivatives (together, the “Manufacturing Facilities”).  The Manufacturing Facilities and related operations will be jointly owned by certain unrestricted subsidiaries of Huntsman International Holdings LLC, BASF and certain Chinese investors (collectively, the “Partners”).

The construction of the Manufacturing Facilities will be financed through equity investments by the Partners and borrowings from a group of financial institutions. Upon completion of the construction period,  permanent long-term financing which will be non-recourse to the Partners.

EXHIBIT A